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                                  FORM 12B-25

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                                          SEC File No.:  0-18222
                                                          CUSIP No.: 221595 10 1

                          NOTIFICATION OF LATE FILING

                 [X] Form 10-K     [ ] Form 11-K    [ ]Form 20-F
                        [ ] Form 10-Q     [ ] Form N-SAR

For Period Ended:  September 30, 1996

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  N/A

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PART I - REGISTRANT INFORMATION

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    Full Name of Registrant: Costa Rica International, Inc.

    Former Name if Applicable: Quantum Learning Systems, Inc.

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    Address of Principal Executive Office (Street and Number):

    Suite 301, 2525 S.W. 3rd Ave.

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    City, State and Zip Code: Miami, Florida 33129

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PART II - RULES 12b-25(b) and (c)

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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b)  The subject annual report or semi-annual report/portion

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         thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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    STATE BELOW IN REASONABLE DETAIL THE REASONS WHY THE FORM 10-K, 11-K,
20-F, 10-Q OR N-SAR OR PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD.

    The Registrant has recently changed its fiscal year end as a result of its recent acquisition of Corporation Pipasa as the Registrant's sole subsidiary.

    The coordination requirements with the Registrant's accountants, the change of the fiscal year end, and the holiday period have made it impossible to obtain all of the necessary documentation to complete the Form 10-KSB by the due date.

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PART IV - OTHER INFORMATION

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    (1)  Name and telephone number of person to contact in regard to this notification:

          RANDALL PIEDRA                506                 293-4801
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               Name                 (Area Code)        (Telephone Number)

    (2) Have all periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed: If the answer is no, identify report(s).

                                    [X] Yes     [ ] No

    (3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                    [ ]  Yes    [X] No


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         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         Reasonable estimates cannot be made at this time because the auditors have not completed the proposed adjustments to the financial statements.

    Calixto Chaves Zamora, the Chairman of the Registrant has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 23, 1996
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                                           Costa Rica International, Inc.



                                           By:  //s// CALIXTO CHAVES ZAMORA
                                              -------------------------------
                                                Calixto Chaves Zamora
                                                Chairman of the Board





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